EXHIBIT 99.5.2


                                                       Moody's Investors Service

                                                                99 Church Street
                                                              New York, NY 10007


                                                                October 19, 2001


MBIA Insurance Corporation
113 King Street
Armonk, New York 10504

               RE:   Empire State Municipal Exempt
                     Trust, Guaranteed Series 161

To Whom It May Concern:

Moody's Investors Service has assigned the rating of Aaa (MBIA Insured - Policy No. ESGT-156-1010) to each of the bonds comprising New York City Municipal Water Finance Authority Water and Sewer System Revenue Series A FGIC; New York State Dormitory Authority Revenue Mental Health Services MBIA; New York State Dormitory Authority State University Educational Facilities MBIA; New York State Urban Development Corporation Service Contracts Amba; New York City Transitional Finance Authority Series B MBIA.

The rating is based upon an insurance policy provided by MBIA Insurance Corporaton. The rating applies to each bond only while it is held in such trust.

Please send us a final Prospectus when available. Should you have any questions regarding the above, please do not hesitate to contact the assigned analyst, Margaret Kessler, at (212) 553-7884.

                                        Sincerely yours,

                                        /s/ Margaret Kessler
                                        --------------------
                                        Margaret Kessler
                                        Vice President &
                                        Senior Analyst